ASSIGNMENT OF LEASE

        THIS ASSIGNMENT (this "Assignment") is entered into as of the 31st day of October, 2003 and is effective as of November 15th 2003 among (i) ADVANCED DIGITAL INFORMATION CORPORATION, a Washington corporation ("Assignor"), whose address is 11431 Willows Road, Redmond, Washington 98073 (ii) BENCHMARK ELECTRONICS, INCORPORATED ("Assignee"), whose address is 3000 Technology Drive, Angleton, Texas 77515, and (iii) HALAWA CENTER, a Hawaii limited partnership, and DIVERSIFIED ASSETS, LLC, a Washington limited liability company (collectively referred to as "Landlord"), whose address is 14850 N.E. 31st Circle, Redmond, Washington 98052.

For good and valuable consideration, the parties agree to the following Definitions and Terms of this Agreement:

1.
"Lease" means the Lease Agreement, dated March 13, 2000, attached as Exhibit A and entered into between Laguna South Exchange, LLC, the predecessor of Hart & Hart, the predecessor of Halawa Center and Diversified Assets, LLC, Landlord, and ADVANCED DIGITAL INFORMATION CORPORATION, Assignor, as tenant, covering the Premises, which has been assigned to Assignee pursuant to this agreement.

2.
"Premises" means the premises located at 17275 N.E. 67th Court, Redmond, Washington 98052. A lot diagram, legal description, and parking configuration are attached as Exhibit B, C, and D respectively.

3.
Assignment. Assignor assigns to Assignee any and all of Assignor's duties, obligations, responsibilities, rights, title and interest as the Tenant under the Lease. Assignee accepts such assignment and assumes and agrees to perform all of the obligations to be performed by the Tenant under the Lease.

4.
Indemnification. Assignor shall indemnify, defend and hold harmless Assignee from and against all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) caused by the failure of Assignor to timely pay or perform any duty or obligation required to be paid or performed by the Tenant under the Lease prior to the date of this Assignment. Assignee shall indemnify, defend and hold harmless Assignor from and against all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) caused by the failure of Assignee to timely pay or perform any duty or obligation required to be paid or performed by the Tenant under the Lease on or after the date of this Assignment.

5.
Release of Assignor Liability. Landlord consents to the assignment and assumption of the Lease on the Premises. Both Landlord and Assignee releases Assignor from all duties, liability, and obligations in connection with the lease accruing after the date of assignment.

6.
Lease. The Lease, two amendments, and rider attached are in full force and effect, and make up the entire agreement between Landlord and Assignor.

7.
Assignor and Landlord. Rent, common area maintenance, additional rent and operating expenses, under the Lease has been paid for the period ending November 30, 2003. Neither Assignor nor Landlord is in default in any manner in the performance of any of their respective obligations under the Lease, and no circumstance exist which, with the passage of time or the giving of notice or both, would constitute such a default.

        THE PARTIES have executed this Agreement on the dates below, and Agreement will be effective on the date set forth above.

ASSIGNOR:
ADVANCED DIGITAL INFORMATION CORPORATION

      By     /s/ Jon Gacek

      Its     SVP & CFO

      Date     11/21/03

ASSIGNEE:
BENCHMARK ELECTRONICS, INC.

      By     /s/ Cary Fu

      Its     President

      Date     12/2/03

LANDLORD:
HALAWA CENTER, LP

      By     /s/ William P. Hart

      Its     Representative

      Date     11/14/03

DIVERSIFIED ASSETS, LLC

      By     /s/ William P. Hart

      Its     Managing Member

      Date     11/14/03